Exhibit 8.2

[Letterhead of Hogan Lovells US LLP]

August 22, 2013

Colonial Properties Trust

2101 Sixth Avenue North

Suite 750

Birmingham, AL 35203

Colonial Realty Limited Partnership

c/o Colonial Properties Trust

2101 Sixth Avenue North

Suite 750

Birmingham, AL 35203

Ladies and Gentlemen:

We have acted as counsel to Colonial Properties Trust, an Alabama real estate investment trust (“Colonial”), and Colonial Realty Limited Partnership, a Delaware limited partnership (“Colonial LP”), in connection with the proposed merger of a subsidiary of Mid-America Apartments, L.P., a Tennessee limited partnership (“MAA LP”), with and into Colonial LP, with Colonial LP surviving the merger as a wholly owned, directly and indirectly, subsidiary of MAA LP (such merger, the “Partnership Merger”), pursuant to that certain Agreement and Plan of Merger, and the exhibits thereto, by and among Mid-America Apartment Communities, Inc., a Tennessee corporation, MAA LP, Martha Merger Sub, L.P., a Delaware limited partnership (“Merger Sub”), Colonial, and Colonial LP, dated as of June 3, 2013 (the “Merger Agreement”). This opinion letter is being furnished to you in connection with the registration statement on Form S-4 (File No. 333-190028) containing the consent solicitation/information statement/prospectus of MAA and MAA LP, filed with the Securities and Exchange Commission on August 22, 2013, as amended through the date hereof (the “Registration Statement”).

Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with initial capitalized letters has the meaning given to such term in the Merger Agreement.

In connection with the preparation of this opinion, we have examined and with your consent have relied upon (without any independent investigation thereof) the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Registration Statement; (3) the representations and certifications made by Colonial and Colonial LP to us and to Goodwin Procter LLP (“Goodwin Procter”) and Baker, Donelson, Bearman, Caldwell, & Berkowitz, PC (“Baker Donelson”), each counsel to MAA and MAA LP, in a letter dated as of the date hereof (the “Colonial

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Letter”); (4) the representations and certifications made by MAA, MAA LP, and Merger Sub to us and to Goodwin Procter and Baker Donelson in a letter dated as of the date hereof (the “MAA Letter” and together with the Colonial Letter, the “Tax Certificates”); (5) the form of the opinion, dated as of the date hereof, to be provided to MAA and MAA LP contemporaneously with the delivery of this opinion, by Baker Donelson to the effect that MAA LP is and will be classified as a partnership for U.S. federal income tax purposes, (the “Baker Donelson Tax Opinion”); (6) the form of the opinion, dated as of the date hereof, to be provided to MAA and MAA LP contemporaneously with the delivery of this opinion, by Goodwin Procter relating to the tax consequences of the Partnership Merger, (the “Goodwin Procter Tax Opinion”); (6) the Colonial LP Agreement, as amended through the date hereof; (7) the MAA LP Agreement, as amended through the date hereof; (8) the form of the Third Amended & Restated MAA Agreement of Limited Partnership of MAA LP set forth as Exhibit E to the Merger Agreement; and (9) such other instruments and documents related to the formation, organization and operation of MAA and MAA LP, and Colonial and Colonial LP, and to the consummation of the Partnership Merger and the transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate (the documents described in clauses (1) through (9), collectively the “Reviewed Documents”).

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (which with your consent we are relying upon, and upon which our opinion is premised, without any independent investigation thereof) that:

1.(1) All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, and that all copies are accurate, (2) all signatures are genuine, and (3) the proper execution of all documents that are executed.

2. There has been (or will be by the Partnership Merger Effective Time or other time as contemplated in the Merger Agreement) due execution and delivery of all documents relevant to our opinion where due execution and delivery are prerequisites to the effectiveness thereof.

3. To the extent relevant to our opinion, all representations, warranties, and statements made or agreed to by MAA, MAA LP, and Merger Sub, and by Colonial and Colonial LP, and by their respective managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, those in the Reviewed Documents (but, for these purposes, not including the Tax Certificates), have been, are and will be, true, complete and accurate in all respects.

4. All representations, warranties, and statements made in the Tax Certificates have been, are and will be, true, complete and accurate in all respects.

5. Any representation or statement made in the Tax Certificates “to the best of knowledge,” “to the knowledge,” or “to the actual knowledge” of any person(s) or party(ies) or similarly qualified is true, correct and complete in all respects as if made without such qualification.

6. The Merger Agreement is valid and binding in accordance with its terms.

7. The Parent Merger and the Partnership Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment, waiver, or breach thereof) and as described in the Registration Statement.

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8. Commencing with its taxable year ended December 31, 2004, MAA LP has been treated, and will continue to be treated, as a partnership (and not as a corporation or as an association taxable as a corporation) for U.S. federal income tax purposes.

9. The Baker Donelson Tax Opinion to the effect that MAA LP is and will be classified as a partnership for U.S. federal income tax purposes has been concurrently delivered to MAA and MAA LP in the form provided to us and has not been modified or withdrawn.

10. The Goodwin Procter Tax Opinion, stating opinions substantially identical in form and substance to our opinion set forth in paragraphs 2 and 3 below under the heading “Opinions,” has been concurrently delivered to MAA and MAA LP in the form provided to us and has not been modified or withdrawn.

11. Merger Sub is and will continue to be, at all times during its existence, disregarded as an entity separate from MAA LP for U.S. federal income tax purposes.

12. Following the Partnership Merger, Colonial LP will be disregarded as an entity separate from MAA LP for U.S. federal income tax purposes.

Opinions

Based upon, and subject to and limited by, the assumptions and qualifications set forth herein, we are of the opinion that:

1. Colonial LP is, and will be until the Partnership Merger Effective Time, properly treated as a partnership for U.S. federal income tax purposes and not as a corporation or as an association taxable as a corporation.

2. The Partnership Merger should not result in the recognition of taxable gain or loss at the time of the Partnership Merger to a Colonial LP unitholder who receives only MAA LP units in exchange for its Colonial LP units and:

(i)	who is a “U.S. Holder” (as defined in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences”);

(ii)	who does not receive a cash distribution in connection with the Partnership Merger (including for this purpose any deemed cash distribution pursuant to Code Section 752 resulting from relief or a deemed relief from liabilities, including as a result of the repayment of certain indebtedness of MAA LP or Colonial LP in connection with or following the Partnership Merger or a net reduction in its allocable share of partnership liabilities in connection with or following the Partnership Merger) in excess of such Colonial LP unitholder’s adjusted basis in its Colonial LP units at the Partnership Merger Effective Time;

(iii)	who is not required to recognize gain by reason of the application of Code Section 707(a) and the Treasury Regulations thereunder to the Partnership Merger and the Partnership

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Merger being treated as part of a “disguised sale” with respect to such Colonial LP unitholder or to Colonial LP, whether by reason of any transactions undertaken by Colonial LP prior to or in connection with the Partnership Merger, any debt of Colonial LP that is assumed or repaid in connection with the Partnership Merger, any cash or other consideration paid, or deemed paid, to a former Colonial LP unitholder in connection with or subsequent to the Partnership Merger, or otherwise;

(iv)	who is not required to recognize income under Code Section 465 by reason of the amount for which such Colonial LP unitholder is “at risk” in any activity falling below zero as a result of the Parent Merger and the Partnership Merger;

(v)	who does not exercise its unit redemption rights under the Amended & Restated MAA LP Agreement with respect to the MAA LP units received in the Partnership Merger on a date sooner than the date that is two years after the date on which the Partnership Merger Effective Time occurs.

3. The Partnership Merger should not result in the recognition of taxable gain or loss at the time of the Partnership Merger to a person holding MAA LP units immediately prior to the Partnership Merger Effective time (referred to herein as a “continuing MAA LP unitholder”):

(i)	who is a “U.S. Holder” (as defined in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences”);

(ii)	who does not receive a cash distribution in connection with the Partnership Merger (including for this purpose any deemed cash distribution resulting from relief or a deemed relief from liabilities, including as a result of the repayment of certain indebtedness of MAA LP in connection with or following the Partnership Merger or a net reduction in its allocable share of partnership liabilities in connection with or following the Partnership Merger) that either (x) exceeds such continuing MAA LP unitholder’s adjusted basis in its MAA LP units at the Partnership Merger Effective Time or (y) is treated as received in exchange for all or part of such continuing MAA LP unitholder’s interest in unrealized receivables or substantially appreciated inventory pursuant to Code Section 751(b); and

(iii)	who is not required to recognize income under Code Section 465 by reason of the amount for which such continuing MAA LP unitholder is “at risk” in any activity falling below zero as a result of the Parent Merger and the Partnership Merger.

Further Qualifications

In addition to the assumptions set forth above, our opinions are subject to the exceptions, limitations and qualifications set forth below:

1. The opinions set forth in this letter are based on relevant current provisions of the Code, and the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as

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applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. None of MAA or MAA LP, Colonial, and Colonial LP, has requested a ruling from the IRS as to any of the U.S. federal income tax consequences addressed in this opinion (and no such ruling will be sought). Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.

2. Our opinions and this letter address only the specific tax opinions set forth above. Our opinion does not address any other U.S. federal, state, local or non-U.S. tax consequences that will or may result from the Partnership Merger or any other transaction (including any transaction undertaken in connection with the Partnership Merger or contemplated by the Merger Agreement).

3. We have relied upon, and our opinion is premised upon, in each case with the permission of you and of Baker Donelson, the Baker Donelson Tax Opinion.

4. We express no opinion regarding, among other things, the tax consequences of the Partnership Merger (including the opinion set forth above) as applied to any specific Colonial LP unitholder or any specific continuing MAA LP unitholders or that may be relevant to particular Colonial LP unitholders or particular continuing MAA unitholders, as the case may be, in light of their specific circumstances (including whether any of the circumstances described in clauses (ii) through (v) under Opinion 2 will be considered to occur with respect to any particular Colonial LP unitholder, or whether any of the circumstances described in clauses (ii) and (iii) under Opinion 3 will be considered to occur with respect to any particular continuing MAA LP unitholder). Insofar as it addresses the tax consequences to a Colonial LP unitholder or continuing MAA LP unitholder, our opinion does not address considerations that may be relevant to Colonial LP unitholders and MAA unitholders who are subject to special rules, including those who are not U.S. Holders (as defined in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences”), such as financial institutions; pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes); insurance companies; broker-dealers; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to use a mark to market method of accounting; persons that hold Colonial LP units or MAA LP units as part of a straddle, hedge, constructive sale, conversion, or other integrated transaction for tax purposes; regulated investment companies; real estate investment trusts; U.S. expatriates; persons whose “functional currency” is not the U.S. dollar; persons who hold both Colonial LP units and MAA LP Units; persons who have neither (a) acquired MAA LP units prior to the time that the Partnership Merger is consummated, or (b) acquire their MAA LP units in exchange for Colonial LP units in connection with the Partnership Merger, such as, for instance, persons who acquire MAA LP units after the Partnership Merger; persons who acquired their Colonial LP units or MAA LP units in connection with the performance of services; persons who hold their Colonial LP units or MAA LP units as other than a capital asset for U.S. federal income tax purposes; and any person who is not a “U.S. person” as defined for purposes of Section 897 and Section 1445 of the Code.

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Moreover, we express no opinion regarding the effectiveness of guarantees or indemnities of indebtedness, or deficit restoration obligations, entered into prior to or in connection with the Partnership Merger by Colonial LP unitholders or continuing MAA LP unitholders, or, following the Partnership Merger, any MAA unitholder, to defer any taxable income or gain that such unitholders otherwise would recognize at the time of the Partnership Merger or thereafter. Furthermore, as discussed in the Registration Statement (particularly under the captions “Material U.S. Federal Income Tax Consequences — Effect of Subsequent Events,” and “Material U.S. Federal Income Tax Consequences — Tax Consequences of Ownership of MAA LP Units after the Partnership Merger”), a variety of subsequent events and transactions could cause some or all of the former Colonial LP unitholders or continuing MAA LP unitholders to recognize all or part of the taxable gain that otherwise has been deferred through the Partnership Merger. Our opinion does not address the tax consequences to former Colonial LP unitholders or continuing MAA LP unitholders of such future events and transactions. In addition, our opinion does not address the tax consequences or characterization of any prior contribution of property by, or other transaction between, a Colonial LP unitholder or continuing MAA LP unitholder to or with Colonial LP or MAA LP, respectively, taking place prior to the Partnership Merger, including any tax consequences which may occur as a result of the Partnership Merger or thereafter.

5. We express no opinion as to the effect of the Partnership Merger or the Parent Merger on the ability of Colonial LP to defer income or gain under Section 1031 of the Code, Section 1033 of the Code, or any other provision of the Code or the Treasury Regulations thereunder that requires, as a condition to any such deferral, Colonial LP to take any action that will not have been completed prior to the Partnership Merger Effective Time. We also express no opinion as to the effect of the Partnership Merger or the Parent Merger on (a) any adjustment (including the recapture or acceleration of income or gain relating to such adjustment) under Section 481 of the Code; (b) the recapture of any tax benefit (such as tax credits); and/or (c) the acceleration (or other termination of deferral) of any item income or gain which relates to an event, election, or transaction occurring prior to the date which includes the Partnership Merger Effective Time, including, without limitation, any such item required or permitted pursuant to a special method of accounting required or permitted to have been deferred under the Code and the Treasury Regulations thereunder.

6. Our opinions are based upon, among other things, the description of the contemplated transactions (including the Partnership Merger) as set forth in the Registration Statement. No opinion is expressed as to any transaction other than those set forth in the Merger Agreement and the Registration Statement or to any transaction whatsoever, including the Partnership Merger, unless all the transactions described in the Merger Agreement and the Registration Statement are consummated in accordance with the terms of the Merger Agreement (and also without amendment, waiver or breach of any provision thereof) and the description thereof set forth in the Registration Statement, and also unless all of the representations, warranties, statements and assumptions upon which we have relied are true, complete, and accurate in all material respects at all times. In the event that the actual facts relating to any aspect of the contemplated transactions (including the Partnership Merger) differ from the terms of the Merger Agreement (without amendment, waiver or breach of any material provision thereof) or the descriptions set forth in the Registration Statement, or if any one of the representations, warranties, statements, or assumptions upon which we have relied to issue this opinion is incorrect, or the Baker Donelson Tax Opinion is invalid or inaccurate, our opinion might be adversely affected and may not be relied upon.

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This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We undertake no responsibility to advise you or any other person by reason of this opinion letter or otherwise to advise you or any other person of any changes in our opinion subsequent to the delivery of this opinion letter. We hereby consent to (1) the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the section in the Registration Statement titled “Material U.S. Federal Income Tax Consequences — Summary of Tax Opinions” and “Legal Matters” sections of the Registration Statement (and in so consenting, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended), and (2) to the reliance, by Goodwin Procter, solely for purposes of the Goodwin Procter Tax Opinion, upon only the accuracy of paragraph 1 under the heading “Opinions” above (subject, for the sake of clarity, to all the assumptions, qualifications, and exceptions set forth herein).

Sincerely yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP